Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-176225 on Form S-3 and No. 333-168204 on Form S-8 of our reports dated March 14, 2012, relating to the financial statements of Roadrunner Transportation Systems, Inc., and the effectiveness of Roadrunner Transportation Systems, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Roadrunner Transportation Systems, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

March 15, 2012